Exhibit 99.1

Transatlantic Holdings, Inc. Announces That William J. Poutsiaka Has Resigned from the Board of Directors

NEW YORK--(BUSINESS WIRE)--February 24, 2010--Transatlantic Holdings, Inc. (NYSE: TRH) today announced that William J. Poutsiaka has resigned from the Board to pursue other employment opportunities which will require a substantial amount of his time and attention.

Richard S. Press, Chairman of the Board, commented, “We would like to thank Bill for his distinguished service and significant contributions to Transatlantic’s success. Bill’s knowledge, experience and insight have greatly added to his service on the Board and his contributions to several of its committees. We wish him well in his future endeavors.”

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis ― structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Visit – www.transre.com – for additional information about TRH.

CONTACT:
Transatlantic Holdings, Inc.
Thomas V. Cholnoky, 212-365-2292